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                                                                    EXHIBIT 10.1

                       SEVERANCE AND CONSULTING AGREEMENT
                               AND GENERAL RELEASE

     THIS SEVERANCE AGREEMENT AND GENERAL RELEASE ("Agreement") is made and entered into this 6th of July 2006, by and between HERMAN A. MOORE, JR. (hereinafter referred to as "Mr. Moore") and O'CHARLEY'S INC. and its subsidiaries and related entities (hereinafter collectively referred to as "O'Charley's").

                                   WITNESSETH:

     WHEREAS, Mr. Moore currently serves as President, Commissary Operations -- O'Charley's and has expressed his desire to resign his position as such effective June 30, 2006 (the "Effective Date");

     WHEREAS, O'Charley's has expressed its willingness to accept Mr. Moore's resignation upon the following terms and conditions; and

     WHEREAS, after a period of negotiations between them, the parties have reached an agreement by which Mr. Moore will resign as of the Effective Date.

     NOW, THEREFORE, in consideration of the premises and mutual promises herein contained, it is agreed as follows:

1. The recitals set forth above are true and accurate, and by signing this Agreement, Mr. Moore hereby resigns his employment with O'Charley's, effective upon the Effective Date. Between the date of this Agreement and the Effective Date, Mr. Moore will continue to serve at the direction of O'Charley's Chief Executive Officer. During such time, Mr. Moore will continue to receive his base salary as currently in effect.

     Notwithstanding the foregoing, from the Effective Date until February 28, 2007 (the "Consulting Period"), Mr. Moore shall serve as a consultant to O'Charley's Inc. with respect to the business and operations of the O'Charley's commissary and supply chain; provided, however, Mr. Moore shall in no case be deemed to be an employee of O'Charley's but instead shall serve as an independent contractor for all purposes. Mr. Moore agrees to make himself available for consulting upon the reasonable request of O'Charley's by telephone or in person, during normal business hours; provided, however, in no event shall Mr. Moore be required to perform more than three days per month in service as a consultant to O'Charley's during the Consulting Period. In connection with the services to be rendered by Mr. Moore to O'Charley's under this paragraph 1 (the "Services"), Mr. Moore will not, without the consent or direction of O'Charley's, act or attempt to act or represent himself, directly or by implication, as an agent of O'Charley's or in any manner assume or create, or attempt to create, any obligation on behalf of, or in the name of O'Charley's. In the event O'Charley's requests Mr. Moore to incur any expenses in connection with the Services, O'Charley's agrees to pay, in accordance with O'Charley's normal reimbursement policies, all reasonable expenses actually incurred by Mr. Moore in connection with providing the Services, including without limitation,

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     travel, meals and lodging expenses, in accordance with O'Charley's'
     then-current policies for reimbursement of business expenses.

     The cash and other consideration paid to Mr. Moore under paragraph 9 shall constitute sufficient consideration for the Services pursuant to this paragraph 1 for the covenants and agreements contained herein, including the release contained in paragraph 5 and the Restrictive Agreements contained in paragraphs 6, 7 and 8. O'Charley's shall have no other compensation obligations to Mr. Moore with respect to the Services.

2. This Agreement is not and shall not be construed as an admission by O'Charley's of any fact or conclusion of law. Without limiting the general nature of the previous sentence, this Agreement shall not be construed as an admission that O'Charley's, its subsidiaries, related entities, or any of its or their officers, directors, managers, agents, or employees have violated any law or regulation or have violated any contract, express or implied.

3. Mr. Moore represents and warrants that he has not filed any complaint(s) or charge(s) against O'Charley's with the Equal Employment Opportunity Commission or the state commission empowered to investigate claims of employment discrimination, the United States Department of Labor, the Office of Federal Contract Compliance Programs, or with any other local, state or federal agency or court, and that if any such agency or court assumes jurisdiction of any complaint(s) or charge(s) against O'Charley's on behalf of Mr. Moore, Mr. Moore will request such agency or court to withdraw from the matter, and Mr. Moore will refuse any benefits derived therefrom. This Agreement will not affect Mr. Moore's right to hereafter file a charge with or otherwise participate in an investigation or proceeding conducted by the Equal Employment Opportunity Commission regarding matters which arose after the Effective Date and which are not the subject of this Agreement.

4. Mr. Moore represents and agrees that he is fully aware of his rights and is advised to discuss any and all aspects of this Agreement with his attorney, that Mr. Moore has consulted with his attorney regarding this Agreement, or has chosen voluntarily not to do so, that he has carefully read and fully understands all of the provisions of this Agreement, and that, in consideration of the provisions hereof, Mr. Moore agrees to enter into this Agreement. Mr. Moore represents and acknowledges that prior to the execution of this Agreement, he has been provided a period of twenty-one
     (21) days within which to consider the Agreement.

5. Mr. Moore hereby irrevocably and unconditionally releases, acquits and forever discharges O'Charley's and its subsidiaries and related entities and each of its respective shareholders, successors, assigns, agents, directors, officers, employees, representatives, and attorneys, and all persons or entities acting by, through, under or in concert with any of them (collectively, the "Released Parties"), or any of them, from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses (including attorney's fees and costs actually incurred), of any nature whatsoever, known or unknown ("Claims"), which Mr. Moore now has, owns, holds, or claims to have, own, or hold, or which Mr. Moore at any time heretofore had, owned, or held, or claimed to


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     have, own, or hold. Such Claims include those under local, state or federal law, Executive Order, or at common law including, but not limited to, the Age Discrimination in Employment Act. This provision does not include the release of future charges before the Equal Employment Opportunity
     Commission regarding matters which arose after the Effective Date and which are not the subject of this Agreement. This provision further does not include the release of Claims with respect to any vested benefits under a plan governed by the Employee Retirement Income Security Act or any Claim related to the rights and benefits granted by the express terms of this Agreement.

6. Mr. Moore agrees that he will not, without O'Charley's prior written consent, for a period beginning on the Effective Date and ending on June 30, 2007, directly or indirectly, (i) solicit to hire or hire (or cause to leave the employ of O'Charley's) any salaried employee of O'Charley's or its subsidiaries other than Travis Moore or (ii) for himself or through, on behalf of or in conjunction with any person, persons or entity, own, consult with, maintain, operate, engage in, be employed by or have any financial or beneficial interest in (other than as a holder of not more than one percent of the outstanding stock of any corporation, which stock is publicly traded), advise, assist or make loans to, any business with greater than five separate units, that is of a character and concept similar to, and within 25 miles of an existing or planned O'Charley's, Ninety-Nine Restaurant & Pub or Stoney River Legendary Steaks restaurant. Nothing herein shall prohibit Mr. Moore from being a passive investor in a restaurant or restaurant chain so long as Mr. Moore does not take an active role in the management or operations of such restaurant or restaurant chain during the term of the Restrictive Agreements (as hereinafter defined). The agreements set forth in this paragraph 6, together with those contained in paragraph 7 are sometimes hereinafter collectively referred to as the "Restrictive Agreements."

7. Mr. Moore also recognizes that, as President, Commissary Operations -- O'Charley's he has had access to, was provided in detail with, and used throughout his employment with O'Charley's, certain confidential and proprietary business information. Such information includes but is not limited to business strategy, pricing information, branding strategy, budgets, site location, vendor information, market analysis and evaluation, and other such proprietary and confidential business information as defined under Tennessee law as a trade secret (hereinafter "Confidential and Proprietary Business Information"). Mr. Moore agrees that, without O'Charley's prior written consent, he will not divulge, disclose, publish or disseminate in any manner, directly or indirectly, any such Confidential and Proprietary Business Information to any other person or entity.

8. Mr. Moore agrees that the Restrictive Agreements are reasonable and supported by adequate consideration, which but for his agreement herein, Mr. Moore would not be entitled to receive. Mr. Moore further agrees that the Restrictive Agreements are necessary for the protection of O'Charley's, its business and its employees, and properly balance his personal interest in future employment and the various interests related to O'Charley's, its business and its employees. Mr. Moore further agrees that if he breaches any of the Restrictive Agreements, such breach likely will not have an adequate remedy at law and that O'Charley's shall be entitled, in addition to all other legal remedies available to it, to cease making the payments provided under paragraph 9, recover any payments previously made under paragraph 9 and apply to and obtain from a court of


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     competent jurisdiction an injunction against any violation thereof with the prevailing party entitled to recover all costs of such action, including reasonable attorneys' fees. These rights and remedies shall be cumulative and not alternative.

9. Following the Effective Date, O'Charley's will provide to Mr. Moore the following, from which payments O'Charley's will make applicable legal withholdings:

     (a) The aggregate sum of $242,460, payable as follows: (i) $158,531.46, payable weekly at the rate of $4,662.69 commencing on the Effective Date and (ii) $83,928.54, payable in a lump sum on February 28, 2007.

     (b) An amount equal to the sum of (i) one-half of the bonus payment, if any, that Mr. Moore would have been owed with respect to the 2006 fiscal year had he continued to be employed by O'Charley's (payable when such bonus payment would actually have been paid in accordance with O'Charley's compensation policies).

     (c) If Mr. Moore elects to continue health insurance coverage pursuant to his "COBRA" right after the Effective Date, O'Charley's will pay the premiums for such coverage until February 28, 2007, and a lump sum amount on February 28, 2007 equal to the sum of the premiums for such coverage from March 1, 2007 through June 30, 2007.

10. Attached as Schedule A is a listing of all stock options and restricted stock awards held by Mr. Moore as of the Effective Date. Mr. Moore agrees that Schedule A accurately reflects all equity awards and their respective terms held by him as of the date hereof and which are vested, unvested or exercisable in whole or in part on the Effective Date. All such awards were granted pursuant to the terms of the O'Charley's 2000 Stock Incentive or the O'Charley's 1990 Stock Option Plan (collectively, the "Plans"). Upon the Effective Date, each of the stock options and all shares of restricted stock which are not exercisable or vested as of the Effective Date shall terminate or be forfeited on such date; provided, however, that the Restricted Stock Award dated February 24, 2006 shall be amended to provide that it shall continue to vest through the Consulting Period. Each of the stock options may be exercised to the extent exercisable on the Effective Date for the lesser of three months from the Effective Date or the balance of such stock option's term.

11. Mr. Moore represents that he has not heretofore assigned or transferred, or purported to assign or transfer to any person or entity, any claim or any portion thereof or interest therein.

12. Mr. Moore represents and acknowledges that in executing this Agreement he does not rely and has not relied upon any other representation or statement made by any of the Released Parties or by any of the Released Parties' agents, representatives or attorneys, except as set forth herein, with regard to the subject matter, basis or effect of this Agreement.

13. This Agreement shall be binding upon O'Charley's, Mr. Moore and upon Mr. Moore's heirs, administrators, representatives, executors, successors, and assigns, and shall inure


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     to the benefit of the Released Parties and each of them, and to their heirs, administrators, representatives, executor, successors and assigns.

14. This Agreement shall in all respects be interpreted, enforced and governed under the laws of the State of Tennessee. If either party files suit to enforce the terms of this Agreement, the prevailing party shall be entitled to its reasonable attorneys' fees and costs.

15. Mr. Moore shall have seven (7) days following the execution of this Agreement during which to revoke the Agreement. This Agreement shall become effective and irrevocable only after the seven (7) day period has expired and only absent a timely and effective revocation.

16. Should any provision of this Agreement be declared or be determined by any court to be illegal or invalid, the validity of the remaining parts, terms, or provisions shall not be affected thereby and said illegal or invalid part, term or provision shall be deemed not to be a part of this Agreement.

17.  This Agreement sets forth the entire agreement between the parties hereto.

                                        O'CHARLEY'S INC.


                                        By: /s/ Robert J. Williams
                                            ------------------------------------
                                        Title: Chief Accounting Officer and
                                               Corporate Controller


                                        HERMAN A. MOORE, JR.


                                        /s/ Herman A. Moore, Jr.
                                        ----------------------------------------
                                        Date: July 6, 2006


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                                   SCHEDULE A

                              LIST OF EQUITY AWARDS

                                                                     NUMBER OF
                                                 SHARES SUBJECT       SHARES          NUMBER OF SHARES
                                      EXERCISE     TO AWARD ON      UNVESTED ON    VESTED/EXERCISABLE ON
TYPE OF AWARD            GRANT DATE     PRICE    EFFECTIVE DATE   EFFECTIVE DATE       EFFECTIVE DATE
-------------            ----------   --------   --------------   --------------   ---------------------
Stock Option              2/19/2003    $ 21.19       11,220                0             11,220
Stock Option              2/15/2000    $11.875       15,000            7,050              7,950
Stock Option              2/17/1999    $ 15.25       20,000                0             20,000
Restricted Stock Award    2/24/2006        N/A        7,303            7,303                  0(1)
Restricted Stock Award    1/21/2005        N/A        8,241            8,241                  0
Restricted Stock Award    5/12/2004        N/A        7,416            7,416                  0
Restricted Stock Award    2/19/2003        N/A        5,610            5,610                  0
Restricted Stock Award    2/13/2002        N/A        5,196                0              1,732

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(1)  The Restricted Stock Award dated February 24, 2006 shall be amended to provide that it shall continue to vest through the Consulting Period resulting in an aggregate of 2,334 shares being vested pursuant to the award.